Exhibit 5.01

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

June 29, 2011

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Re:

$500,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2018 of West

Corporation issued in exchange for $500,000,000 aggregate principal amount of 8 5/8% Senior

Notes due 2018 of West Corporation

Ladies and Gentlemen:

We have acted as counsel to West Corporation, a Delaware corporation (the “Company”), and the Guarantors (defined herein) in connection with (i) the proposed issuance by the Company in an exchange offer (the “Exchange Offer”) of $500,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2018 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding 8 5/8% Senior Notes due 2018 (the “Outstanding Notes”), which have not been so registered, (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors and (iii) the preparation of the registration statement on Form S-4 filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of October 5, 2010, between the Company, the Guarantors named therein (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Indenture”). The terms of the Exchange Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents and other inquiries of officers of the Company and the Guarantors listed on Annex A (the “Covered Guarantors”) and of public officials.

West Corporation	June 29, 2011

The opinions expressed below are limited to matters governed by the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America. Authorization of the Guarantees by the Guarantors are being opined upon by Kutak Rock LLP with respect to matters governed by the laws of the states of Arizona, Colorado, Georgia, Nevada, New Jersey, Ohio and Virginia.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Exchange Notes have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will be entitled to the benefits of the Indenture and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Exchange Guarantees have been duly authorized by all requisite corporate action of the Covered Guarantors and, upon the due issuance, execution and authentication of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Exchange Guarantees by the Guarantors, which will constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and such Exchange Notes.

Our opinion that the Exchange Notes and Exchange Guarantees constitute the legal, valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the enforceability of any provision of the Indenture which purports to grant the right of setoff to a purchaser of a participation in the loans outstanding thereunder or which constitutes a penalty or forfeiture or (iii) the extent to which provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, reproduction of documents, submission to jurisdiction, waiver of or consent to service of process and venue or waiver of offset or defenses will be enforced.

West Corporation	June 29, 2011

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

ANNEX A

Covered Guarantors	Jurisdiction of Incorporation
Asset Direct Mortgage, LLC	Delaware
InterCall Communications, Inc.	Delaware
InterCall Telecom Ventures, LLC	Delaware
InterCall, Inc.	Delaware
Intrado Communications Inc.	Delaware
Intrado Inc.	Delaware
Intrado Information Systems Holdings, Inc.	Delaware
Intrado International, LLC	Delaware
Northern Contact, Inc.	Delaware
Stargate Management LLC	Colorado
Stream57 Corporation	Delaware
TeleVox Software, Incorporated	Delaware
The Debt Depot, LLC	Delaware
TuVox Incorporated	Delaware
West Asset Management, Inc.	Delaware
West At Home, LLC	Delaware
West Business Services, LLC	Delaware
West Customer Management Group, LLC	Delaware
West Direct, LLC	Delaware
West Facilities, LLC	Delaware
West Interactive Corporation	Delaware
West International Corporation	Delaware
West Notifications Group, Inc.	Delaware
West Receivable Services, Inc.	Delaware
West UC Solutions Holdings, Inc.	Delaware
West UC Solutions, LLC	Delaware